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As filed with the Securities and Exchange Commission on September 19, 2008

Registration No. 333-

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION	FIRST BUSEY STATUTORY TRUST V
(Exact Name of Co-Registrants as Specified in Charters)

Nevada	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

37-1078406 (I.R.S. Employer Identification Number)	Applied for (I.R.S. Employer Identification Number)

201 West Main Street
Urbana, Illinois 61801
(217) 365-4516
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Co-Registrants' Principal Executive Offices)
 Van A. Dukeman
President and Chief Executive Officer
First Busey Corporation
201 West Main Street
Urbana, Illinois 61801
(217) 365-4516
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service for Co-Registrants)

Copies to:

John Freechack, Esq. Robert Fleetwood, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Jonathan Koff, Esq. Walt Draney, Esq. Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603 (312) 845-3000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

% Cumulative Trust Preferred Securities of First Busey Statutory Trust V	3,450,000 shares	$10.00	$34,500,000.00	$1,355.85

% Subordinated Debentures of First Busey Corporation(3)(4)	—	—	—	—

Guarantee of Preferred Securities(3)(5)	—	—	—	—

(1)
Includes 450,000 shares which may be sold by First Busey Statutory Trust V to cover over-allotments.

(2)
The registration fee is calculated in accordance with Rule 457(a) and (n).

(3)
This Registration Statement is deemed to cover the            % subordinated debentures due 2038 of First Busey Corporation, the rights of holders of the debentures under the indenture, and the rights of holders of the preferred securities under the trust agreement, the guarantee and the expense agreement.

(4)
The            % subordinated debentures due 2038 will be purchased by First Busey Statutory Trust V with the proceeds of the sale of the preferred securities. The debentures may later be distributed for no additional consideration to the holders of the preferred securities of First Busey Statutory Trust V upon its dissolution and the distribution of its assets.

(5)
No separate consideration will be received for the guarantee.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 19, 2008

Preliminary Prospectus

3,000,000 PREFERRED SECURITIES
FIRST BUSEY STATUTORY TRUST V

                % Cumulative Trust Preferred Securities
Liquidation Amount $10.00 Per Preferred Security

Fully, irrevocably and unconditionally guaranteed,
on a subordinated basis, as described in this prospectus, by

FIRST BUSEY CORPORATION

        First Busey Statutory Trust V is offering 3,000,000 preferred securities at $10.00 per preferred security. The preferred securities represent an indirect interest in our                        % subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by First Busey Statutory Trust V using the proceeds from its offering of the preferred securities.

        We have applied to designate the preferred securities for inclusion on the NASDAQ Global Select Market under the symbol "BUSEP." We expect trading to commence on or prior to delivery of the preferred securities.

        Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 11.

        The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Depositors Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total
Public Offering Price	$10.00	$30,000,000.00
Proceeds to First Busey Statutory Trust V	$10.00	$30,000,000.00

        This is a firm commitment underwriting. We will pay underwriting commissions of $            per preferred security, or a total of $                        . The underwriters have been granted a 30-day option to purchase up to an additional 450,000 preferred securities to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Howe Barnes Hoefer & Arnett
The date of this prospectus is                                    , 2008

FIRST BUSEY CORPORATION

Busey Bank
Busey Wealth Management
FirsTech
IL
IN
Busey Bank
MO
FL
FirsTech
Busey Bank N.A.
Busey Bank LPO
Busey Wealth Management

i

  •
  You should only rely on the information contained or incorporated by reference in this prospectus. No one is authorized to give information other than that contained in this prospectus and in the documents referred to in this prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

  •
  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

  •
  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only or as of the date of such information, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

  •
  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

  •
  References in this prospectus to "First Busey," "we," "us," "our" or similar references mean First Busey Corporation and its subsidiaries, unless the context requires otherwise; references in this prospectus to "Busey Bank, N.A." mean Busey Bank, National Association; references in this prospectus to "Banks" mean Busey Bank and Busey Bank, N.A.; and references in this prospectus to "Trust" mean First Busey Statutory Trust V.

ii

 SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus in addition to our financial statements and the other information that are incorporated by reference in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

 First Busey Corporation

        First Busey is a $4.3 billion financial holding company, headquartered in Urbana, Illinois. We conduct a broad range of financial services through our banking and non-banking subsidiaries at 55 locations. We currently have two wholly-owned banking subsidiaries, Busey Bank and Busey Bank, N.A., with locations in Illinois, Florida and Indiana. We conduct the business of banking and related services through the Banks, trust and investment management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc. On July 31, 2007, we completed a merger of equals transaction with Main Street Trust, Inc. Main Street Bank & Trust, Main Street's banking subsidiary, was combined with Busey Bank and Main Street Bank & Trust's trust department was combined with Busey Trust Company in November 2007.

        The table below summarizes the results of our operations and profitability during the last five years and for the six months ended June 30, 2008 and 2007.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2008(1)	2007	2007(1)	2006	2005	2004	2003
	(unaudited)		(dollars in thousands, except per share data)
Net income	$14,595	$15,600	$31,477	$28,888	$26,934	$22,454	$19,864
Earnings per share (diluted)	0.41	0.72	1.13	1.35	1.29	1.09	0.97
Total assets	4,265,431	2,500,196	4,192,925	2,509,514	2,263,422	1,964,441	1,522,084
Gross loans	3,166,705	1,982,802	3,053,225	1,956,927	1,749,162	1,475,900	1,192,396
Allowance for loan losses	48,579	24,135	42,560	23,588	23,190	19,217	16,228
Total deposits	3,173,963	2,043,737	3,207,198	2,014,839	1,809,399	1,558,822	1,256,595
Total stockholders' equity	513,523	191,727	529,697	185,274	169,714	138,872	125,177
Return on average assets	0.44%	1.28%	0.99%	1.23%	1.28%	1.28%	1.35%
Return on average equity	3.57%	16.68%	9.89%	16.52%	17.97%	17.23%	16.34%

(1)
First Busey merged with Main Street Trust, Inc. on July 31, 2007. Results of operations for Main Street Trust from the acquisition date are included in the consolidated results of operations. The Main Street Trust merger contributed approximately $344.2 million in securities, $1.00 billion in net loans, $208.2 million in noninterest-bearing deposits, and $1.05 billion in interest-bearing deposits to the balance sheet of First Busey at the time of the merger. Approximately 15.6 million shares of our common stock were issued in the merger.

        In addition to the First Busey Statutory Trust V, which we formed in connection with this offering, we have three other statutory trust subsidiaries, which we formed for the sole purpose of issuing trust preferred securities and related trust common securities. We organized First Busey Statutory Trust II in the State of Connecticut in April 2004, and we organized First Busey Statutory Trust III and First Busey Statutory Trust IV in the State of Delaware in June 2005 and June 2006, respectively. We own all of the common securities of each of these statutory trust subsidiaries. These statutory trusts used the proceeds from their issuance of trust preferred securities and related trust common securities to purchase junior subordinated notes from us. These notes will rank equally with the subordinated debentures backing the preferred securities being offered by this prospectus. As of June 30, 2008, the aggregate outstanding principal amount of these junior subordinated notes was $55.0 million,

$15.0 million of which is scheduled to mature on June 17, 2034, $10.0 million of which is scheduled to mature on June 15, 2035 and $30.0 million of which is scheduled to mature on June 15, 2036.

        Our principal executive offices are located at 201 West Main Street, Urbana, Illinois 61801, and our telephone number is (217) 365-4516.

Busey Bank and Busey Bank, N.A.

        Busey Bank, which was organized in 1868, is an Illinois state-chartered bank with its headquarters in Champaign, Illinois, and had assets of $3.8 billion as of June 30, 2008. Busey Bank has 45 locations, including 43 in Illinois, one in Florida and one in Indiana. Busey Bank, N.A., which was organized in 1999, is a national bank with its headquarters in Fort Myers, Florida, and had assets of $459.2 million as of June 30, 2008. Busey Bank, N.A. has eight locations in Florida. The Banks offer a full range of banking services, including commercial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, IRA, Keogh and other fiduciary services, automated banking and automated fund transfers. The Banks' principal sources of income are interest and fees on loans and investments and service fees. Their principal expenses are interest paid on deposits and general operating expenses. Busey Bank's primary market area is downstate Illinois, southwest Florida through its loan production office and central Indiana. Busey Bank, N.A.'s market area is southwest Florida.

        The Banks' loan portfolios are comprised primarily of loans in the areas of commercial loans, commercial real estate, residential real estate, agricultural and farmland and consumer lending. As of June 30, 2008, real estate-mortgage loans (including commercial and residential real estate) comprised 58.2% of the Banks' loan portfolio, construction lending comprised 23.8%, commercial loans comprised 13.4%, consumer installments loans comprised 1.6%, real estate-farmland comprised 1.9% and agricultural loans comprised 1.0%. As of June 30, 2008, 23.9% of the loans in the Banks' loan portfolios were extended to borrowers in Florida and 76.1% were extended to borrowers in Illinois and Indiana. Additionally, as of June 30, 2008, net loans accounted for 73.1% of our total assets.

        We are in the process of integrating Busey Bank and Busey Bank, N.A. into one charter, under the name "Busey Bank, National Association." The resulting bank will be headquartered in Champaign, Illinois. We have filed all regulatory applications necessary for the integration and, pending regulatory approval, we expect that the integration will occur in December 2008. We believe that the integration of the charters will allow us to take advantage of certain efficiencies and cost savings inherent in operating under a single bank charter.

 Operating Strategy

        On July 31, 2007, we completed the merger of equals transaction with Main Street Trust, Inc., a financial holding company based in Champaign, Illinois. The merger was consummated to bring together two similarly focused, well respected banking institutions. As a result of the merger, we significantly increased in size while strengthening our competitive position in downstate Illinois, an area with a relatively stable economy and opportunities for continued growth.

        The merger also allowed us to continue to receive a large portion of our revenue from net interest income, while providing opportunities to expand the amount of revenue from other business lines. During the first six months of 2008, approximately 20% of our total income was derived from non-interest income, including wealth management and remittent processing fees. In the past, we have worked diligently to increase the contributions from the non-bank subsidiaries and lessen our reliance on net interest income, and we expect that this effort will continue in the future.

        Since the merger, our management team's primary focus has been to successfully integrate the two organizations' products, personnel and systems, including the centralization of the Banks' credit approval process, as well as to address the challenges that have been created with the continued decline in the general economic environment, particularly in the southwest Florida market.

        With regard to the integration of the two organizations, in November 2007, we merged Main Street Bank & Trust into Busey Bank, and we consolidated the two organizations' lending policies, practices and procedures while bringing together the other operating and financial reporting functions. We also have consolidated the wealth management and trust operations of the two organizations into Busey Wealth Management, a subsidiary of the holding company.

        Management has also focused on the challenges created by the difficult economic environment in the United States. In the past, our primary strategy was to utilize the stable downstate Illinois market, its core deposit base and strong lending fundamentals to provide consistent solid returns with moderate growth over time and supplement that with the more dynamic growth of the Florida operations. The recent overall declining market and economic conditions affecting many financial institutions have also affected our organization, particularly in the southwest Florida market. While our downstate Illinois operations have experienced some general softness, the southwest Florida market has been affected by a severe economic downturn, specifically in the residential and commercial real estate lending area. We believe that the downstate Illinois economy, while somewhat weaker than it was two years ago, is holding up relatively well due to its stable academic, agricultural and healthcare employment base. However, if the United States economy continues to weaken, the downstate Illinois market may be negatively affected which would, in turn, have a negative impact on First Busey.

        We believe that the largest portion of risk resides in our loan portfolio in the southwest Florida market, which made up 23.9% of our total loan portfolio as of June 30, 2008. Accordingly, we have been actively evaluating and addressing asset quality concerns in this market. In connection with the continuing evaluation of our loan portfolios in Florida and Illinois, we increased the level of the provision for loan losses in the first and second quarters of 2008 by $2,150 and $12,300, respectively. Once our management team identifies problem and potential problem credits in our loan portfolio, it works diligently to mitigate losses and limit our overall exposure. Some of the more significant steps we have taken are as follows:

  •
  strengthened the executive leadership in the southwest Florida market by adding management with significant experience in credit administration and loan restructurings;

  •
  tightened underwriting standards for credits in all of our markets;

  •
  enhanced loss mitigation strategies with customers facing difficulty in satisfying contractual loan terms by, among other things, enhancing our collateral positions, restructuring the interest rates and other terms of the loans, as well as lengthening amortization schedules; and

  •
  reduced the amount of mortgage loans that we retain following origination.

        First Busey has a long tradition of providing outstanding customer service, as well as products and services that cater to the needs of our customers. We are focused on continuing this strategy throughout our organization, by delivering top-notch customer service to our customers and striving to maintain a high degree of expertise in our markets.

        While we continue to emphasize our growth in our traditional lending business, we are also committed to growing our non-banking lines of business. Through Busey Wealth Management and its subsidiaries, we provide a full range of trust and investment management services, including estate and financial planning, tax preparation, custody services, philanthropic advisory services, brokerage services and investment advice. As of June 30, 2008, we had $3.9 billion in assets under management, much of which was concentrated in our Champaign, Urbana and Decatur, Illinois markets. We intend to grow this business through continued development of the Banks' customers and transitioning them to our trust services, as well as through the generation of new customers and the emphasis of our wealth management services in our market areas where Busey Wealth Management is not as established.

        FirsTech, with offices in Decatur, Illinois, and Clayton, Missouri, is a retail payment processing company that processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states. Revenue from FirsTech, Inc. has grown from $6.7 million in 2005 to $9.3 million in 2007, and was $6.0 million for the six months ended June 30, 2008. We intend to grow this business by adding additional agents and locations throughout the United States.

First Busey Statutory Trust V

        The Trust, a Delaware statutory trust, is a newly formed subsidiary of First Busey Corporation. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the Trust. In exchange for our capital contribution to the Trust, we will own all of the common securities of the Trust. The Trust exists exclusively for the following purposes:

  •
  issuing the preferred securities and common securities;

  •
  investing the proceeds from the sale of the preferred securities and common securities in an equivalent amount of       % subordinated debentures due                        , 2038, to be issued by us; and

  •
  engaging in activities that are incidental to those listed above, such as receiving payments on the debentures, making distributions to securityholders, furnishing notices and performing other administrative tasks.

        The Trust's business and affairs are conducted by its trustees. The trustees are Wilmington Trust Company, as "property trustee," "Delaware trustee" and "indenture trustee" and three individual trustees, as "administrative trustees," who are officers or employees of or affiliated with First Busey. The Trust's address is c/o First Busey Corporation, 201 West Main Street, Urbana, Illinois 61801, Attention: Administrative Trustees, and its telephone number is (217) 365-4516.

 The Offering

The issuer	First Busey Statutory Trust V
The guarantor	First Busey Corporation
Securities being offered
3,000,000 preferred securities, which represent preferred undivided beneficial interests in the assets of the Trust. Those assets will consist solely of the debentures and payments received on the debentures. We have granted the underwriters an option to purchase up to an additional 450,000 preferred securities.
The Trust will sell the preferred securities to the public for cash. The Trust will use that cash to buy the debentures from us.
Offering price	$10.00 per preferred security.
When the Trust will pay distributions to you
Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a % annual rate. Distributions will accumulate from the date the Trust issues the preferred securities and are to be paid quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning December 15, 2008. If a distribution date is not a business day, a distribution will generally be made on the next business day. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below, under "—We have the option to extend the interest payment period."
When the Trust must redeem the preferred securities
The debentures will mature and the Trust must redeem the preferred securities on , 2038. We have the option, however, to shorten the maturity date of the debentures (and redeem the preferred securities) to a date not earlier than , 2013. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System (the Federal Reserve), if required by law or regulation.
Redemption of the preferred securities before , 2038, is possible
The Trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures to the extent the debentures are redeemed. We may redeem all or part of the debentures at any time on or after , 2013.

In addition, we may redeem all of the debentures, at any time, if:
•
existing laws or regulations, or the interpretation or application of these laws or regulations, change, causing the interest we pay on the debentures to no longer be deductible by us for federal income tax purposes, or causing the Trust to become subject to federal income tax or to other taxes or governmental charges;
	•	existing laws or regulations change, requiring the Trust to register as an investment company under applicable securities laws; or
•
the capital adequacy guidelines of the Federal Reserve or other applicable regulatory authority change so that the capital securities no longer qualify as Tier 1 capital to the extent such capital securities would currently so qualify or will qualify under the current framework of the revised Federal Reserve capital guidelines to become effective on March 31, 2009.

We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities that we then own.

Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If your preferred securities are redeemed by the Trust, you will receive the liquidation amount of $10.00 per preferred security, plus any accrued and unpaid distributions to the date of redemption.
We have the option to extend the interest payment period
The Trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond , 2038. If we defer interest payments on the debentures:
	•	the Trust will also defer distributions on the preferred securities;
	•	the distributions you are entitled to will accumulate; and
	•	these accumulated distributions will earn interest at an annual rate of %, compounded quarterly, until paid.
At the end of any deferral period, we will pay to the Trust all accrued and unpaid interest under the debentures. The Trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if distributions on the preferred securities are deferred
If a deferral of payment occurs, you must recognize the amount of the deferred distributions as income for federal income tax purposes in advance of receiving the actual cash distributions, even if you are a cash basis taxpayer.
Our full and unconditional guarantee of payment
Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the preferred securities. Under the guarantee agreement, we guarantee that the Trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the Trust.

However, the guarantee does not apply when the Trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the Trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.
We may distribute the debentures directly to you	We may, at any time, dissolve the Trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required by law or regulation.

If we distribute the debentures, we will use our best efforts to either designate the debentures on the NASDAQ Global Select Market or to list them on another national exchange, if the preferred securities are then included or listed.
How the securities will rank in right of payment	Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:
•
except in the event of default, the preferred securities will rank equally with the common securities of the Trust. The Trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the Trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;
• the preferred securities will rank equally with the preferred securities previously issued by First Busey Statutory Trust II, First Busey Statutory Trust III, and First Busey Statutory Trust IV;

• our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness; and
• because we are a financial holding company, the debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.
An event of default is generally limited to payment defaults, after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us.

As of June 30, 2008, we had approximately $49.1 million of indebtedness outstanding ranking senior to the debentures upon liquidation. We also expect to incur between $15.0 and $20.0 million in subordinated debt at Busey Bank in the fourth quarter of 2008, which will also rank senior to the debentures upon liquidation. There is no limit in the indenture on the amount of senior debt that we may incur in the future.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
Proposed NASDAQ Global Select Market symbol	BUSEP.
You will not receive certificates
The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. As a result, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.
How the proceeds of this offering will be used
The Trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We estimate that the net proceeds to us from the sale of the debentures to the Trust, after deducting underwriting expenses and commissions, will be approximately $ million. These net proceeds will be used to provide capital contributions to the Banks to support their continued growth and for our general corporate purposes.
Regulatory Considerations
We are subject to various regulatory capital requirements administered by federal banking agencies. In determining to conduct this offering and the amount to be raised, we considered as a factor regulatory capital guidelines and our capital levels in light of recent loan losses, the level of nonperforming assets and the economic environment in which we operate.

        Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 11.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The selected consolidated financial information and other data presented below as of and for each of the years in the five-year period ended December 31, 2007, are derived from our audited historical consolidated financial statements, which have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, certain of which have been included in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008. The selected consolidated financial information and other data presented below as of June 30, 2008 and for the six-month periods ended June 30, 2008 and 2007, are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008, and the selected consolidated financial information presented below as of June 30, 2007, is derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2007. In the opinion of our management, these financial statements reflect all necessary adjustments for a fair presentation of the data for those periods. You should read this information in conjunction with our consolidated financial statements, and the related notes thereto, and the other detailed information included in our 2007 Annual Report on Form 10-K, and our unaudited consolidated financial statements, and the related notes thereto, and the other detailed information included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2007 and August 8, 2008. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2008, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2008.

	Six Months Ended June 30,		Year Ended December 31,
	2008(1)	2007	2007(1)	2006	2005	2004	2003
	(dollars in thousands, except per share data)
	(unaudited)
Balance Sheet Items
Total assets	$4,265,431	$2,500,196	$4,192,925	$2,509,514	$2,263,422	$1,964,441	$1,522,084
Securities available-for-sale	580,891	323,201	610,422	365,608	331,237	352,256	224,733
Gross loans	3,166,705	1,982,802	3,053,225	1,956,927	1,749,162	1,475,900	1,192,396
Allowance for loan losses	48,579	24,135	42,560	23,588	23,190	19,217	16,228
Total liabilities	3,751,908	2,308,469	3,663,228	2,324,240	2,093,708	1,825,569	1,396,907
Deposits	3,173,963	2,043,737	3,207,198	2,014,839	1,809,399	1,558,822	1,256,595
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000	50,000	40,000	25,000
Total stockholders' equity	513,52355	191,727	529,697	185,274	169,714	138,872	125,177
Total stockholders' equity to total assets	12.04%	7.67%	12.63%	7.38%	7.50%	7.07%	8.22%
Average stockholders' equity to average assets	12.32%	7.57%	9.98%	7.46%	7.13%	7.42%	8.28%
Results of Operations
Total interest income	$113,250	$79,615	$201,903	$146,366	$116,304	$85,919	$73,849
Total interest expense	50,462	40,691	100,405	69,851	45,342	30,041	25,618

Net interest income	62,788	38,924	101,498	76,515	70,962	55,878	48,231
Provision for loan losses	14,450	980	14,475	1,300	3,490	2,905	3,058

Net interest income after provision for loan losses	48,338	37,944	87,023	75,215	67,472	52,973	45,173
Total other income	28,169	14,329	41,692	28,461	23,537	23,790	24,685
Other expenses	55,245	29,220	84,305	60,087	51,115	43,085	39,969
Income taxes	6,667	7,453	12,933	14,701	12,960	11,224	10,025

Net income	$14,595	$15,600	$31,477	$28,888	$26,934	$22,454	$19,864

	Six Months Ended June 30,		Year Ended December 31,
	2008(1)	2007	2007(1)	2006	2005	2004	2003
	(dollars in thousands, except per share data)
	(unaudited)
Per Share Data
Basic earnings per share	$0.41	$0.73	$1.13	$1.35	$1.29	$1.10	$0.98
Diluted earnings per share	$0.41	$0.72	$1.13	$1.35	$1.29	$1.09	$0.97
Cash dividends declared per common share	$0.40	$0.41	$0.77	$0.64	$0.56	$0.51	$0.45
Other Information
Return on average assets	0.44%	1.28%	0.99%	1.23%	1.28%	1.28%	1.35%
Return on average equity	3.57%	16.68%	9.89%	16.52%	17.97%	17.23%	16.34%
Dividend payout ratio	98.51%	56.40%	61.15%	47.29%	42.93%	46.24%	46.39%

(1)
First Busey merged with Main Street Trust, Inc. on July 31, 2007. Results of operations for Main Street Trust from the acquisition date are included in the consolidated results of operations. The Main Street Trust merger contributed approximately $344.2 million in securities, $1.00 billion in net loans, $208.2 million in noninterest-bearing deposits, and $1.05 billion in interest-bearing deposits to the balance sheet of First Busey at the time of the merger. Additionally, as a stipulation of the US Department of Justice approval of the merger with Main Street Trust, First Busey divested of five branches in Champaign County, Illinois that reduced loans and deposits by $14.3 million and $101.9 million, respectively. Approximately 15.6 million shares of our common stock were issued in the merger.

 RISK FACTORS

        An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the Banks and the financial services industry, generally. We urge you to read all of the information contained in this prospectus, including the section entitled "Special Note Regarding Forward-Looking Statements," and in the documents incorporated by reference in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the Trust before you purchase the preferred securities offered by this prospectus.

        Because the Trust will rely on the payments it receives on the debentures from us to fund all payments on the preferred securities, and because the Trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are also making an investment decision that relates to the debentures being issued by us, as well as our guarantee of the Trust's obligations. Purchasers should carefully review the information in the prospectus about the preferred securities, the debentures and the guarantee.

Risks Related to an Investment in the Preferred Securities

The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the debentures upon our liquidation or in right of payment as to principal or interest.

        The debentures will be subordinate and junior upon our liquidation to our obligations under all of our indebtedness for money borrowed that is not by its terms made pari passu with or junior to the debentures upon liquidation. As of June 30, 2008, our indebtedness for money borrowed ranking senior to the debentures on liquidation totaled approximately $49.1 million. There is no restriction on our ability to incur additional senior indebtedness or senior subordinated indebtedness in the future. In addition, our subsidiaries may incur debt, and the debentures will be effectively subordinated to such indebtedness. As of the date of this prospectus, we expect to incur between $15.0 and $20.0 million in subordinated debt at Busey Bank in the fourth quarter of 2008. Any such debt will be senior to the debentures.

        In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the debentures and the guarantee only after we have made all payments on our senior indebtedness. See "Description of the Debentures—Subordination of the Debentures."

We have outstanding debt that will rank equally with the debentures, and the indenture for the debentures permits us to incur more.

        In addition to the Trust, which we formed in connection with this offering, we have three statutory trust subsidiaries, which we formed for the sole purpose of issuing trust preferred securities and related trust common securities. These statutory trusts used the proceeds from their issuance of trust preferred securities and related trust common securities to purchase junior subordinated notes from us, which notes will rank equally with the subordinated debentures backing the preferred securities being offered by this prospectus. As of June 30, 2008, the aggregate outstanding principal amount of these junior subordinated notes was $55.0 million. There is no restriction on our ability to incur additional indebtedness equal in rank to the subordinated debentures backing the preferred securities in this offering in the future.

        In the event of our bankruptcy, liquidation or dissolution, after we have made all payments on our senior indebtedness, our remaining assets would be available to pay obligations under the debentures and the guarantee on a pro rata basis with the existing junior subordinated notes and any other indebtedness of equal rank.

The debentures beneficially owned by the Trust will be effectively subordinated to the obligations of our subsidiaries.

        We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary's dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary (including depositors), except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our debentures, and therefore the preferred securities, effectively will be subordinated to all existing and future liabilities of our subsidiaries. As of the date of this prospectus, we expect to incur between $15.0 and $20.0 million in subordinated debt at Busey Bank in the fourth quarter of 2008.

If we defer payments on obligations of other trusts that have issued other preferred securities, we will have to defer payments on these preferred securities.

        We currently have outstanding debt obligations to three other trusts in connection with preferred securities issued by the other trusts. Under the terms of the debentures from us to the trusts, if payments are deferred, then payments on our debentures and on the preferred securities are also required to be deferred. This could result in delay of payments to you on your preferred securities and unfavorable tax consequences due to circumstances unrelated to your preferred securities.

We guarantee distributions on the preferred securities only if the Trust has funds available.

        If you hold any of the preferred securities, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent the Trust has funds available to make the payment;

  •
  the redemption price for any preferred securities called for redemption, to the extent the Trust has funds available to make the payment; and

  •
  upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of preferred securities, the lesser of:
  •
  the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the preferred securities to the date of payment, to the extent the Trust has funds available to make the payment; and

  •
  the amount of assets of the Trust remaining available for distribution to holders of the preferred securities upon liquidation of the Trust.

        If we do not make a required interest payment on the debentures, the Trust will not have sufficient funds to make the related payment on the preferred securities. The guarantee does not cover payments on the preferred securities when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the debentures when due, holders of the preferred securities will have to rely on the enforcement by the property trustee of the trustee's rights as owner of the debentures or proceed directly against us for payment of any amounts due on the debentures.

        Our obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on parity with any similar guarantees that are currently outstanding or that we may issue in the future.

Our ability to make distributions on or redeem the preferred securities is restricted.

        Federal banking authorities will have the right to examine the Trust and its activities. Under certain circumstances, including any determination that our relationship to the Trust would result in an unsafe and unsound banking practice, these Federal regulators, including the Federal Reserve and other authorities, have the power to issue orders that could result in restrictions on, or the complete prevention of, the Trust's ability to make distributions on, or to redeem, the preferred securities.

You should not rely on the distributions from the preferred securities through their maturity date because we may redeem the debentures at any time upon the occurrence of certain triggering events or at any time on or after                       , 2013.

        If certain changes in tax, investment company or bank regulatory law occur, we may redeem the preferred securities, in whole but not in part, within 180 days of the event at a redemption price equal to 100% of their liquidation amount, plus any accrued and unpaid distributions through the date of redemption. The preferred securities are unique financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the preferred securities. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with our characterization of the debentures for federal income tax purposes.

        In addition, we may redeem the debentures at any time on or after                        , 2013, in whole or in part, at a redemption price equal to 100% of their liquidation amount, plus any accrued and unpaid distributions through the date of redemption. The holders of the preferred securities should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the debentures.

        If we redeem the debentures, the Trust must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures to be redeemed. If the Trust redeems the preferred securities, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the preferred securities at the same rate as the rate of return on the preferred securities.

We have the right to defer interest on the debentures for up to five years without causing an event of default.

        We have the right to defer interest on the debentures for one or more periods of up to 20 consecutive quarterly interest periods, or five years. During any such deferral period, holders of preferred securities will receive limited or no current payments on the preferred securities and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against the Trust or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the deferral period.

Deferral of interest payments could adversely affect the market price of the preferred securities and cause you to recognize income for federal tax purposes without the receipt of any cash distributions.

        We currently do not intend to exercise our right to defer payments of interest on the debentures. However, if we exercise that right in the future, the market price of the preferred securities is likely to be affected. As a result of the existence of our deferral right, the market price of the preferred securities, payments on which depend solely on payments being made on the debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the debentures and you elect to sell your preferred securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold preferred securities until the payment of interest at the end of the deferral period.

        If we do defer interest payments on the debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the debentures even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the preferred securities before the record date for any deferred distributions, even if you held the preferred securities on the date that the payments would normally have been paid.

        If we exercise our option to defer payment of interest on the debentures, the preferred securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying debentures. In the event of that deferral, a holder who disposes of preferred securities will be required to include in income as ordinary income accrued but unpaid interest on the debentures to the date of disposition and to add that amount to the holder's adjusted tax basis in the holder's ratable share of the underlying debentures. To the extent the selling price is less than the holder's adjusted tax basis, that holder will recognize a capital loss.

Claims would be limited upon bankruptcy, insolvency or receivership.

        In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any debentures, whether voluntary or not, a holder of debentures will have no claim for, and thus no right to receive, all or some portion of deferred and unpaid interest (including compounded interest thereon). The reduction in such claims for unpaid interest by holders of the debentures will, in turn, reduce such claims by holders of the preferred securities.

Holders of the preferred securities have limited rights under the debentures.

        Except as described below, you, as a holder of the preferred securities, will not be able to exercise directly any other rights with respect to the debentures.

        If an event of default under the trust agreement was to occur and be continuing, holders of the preferred securities would rely on the enforcement by the property trustee of its rights as the registered holder of the debentures against us. In addition, the holders of a majority in liquidation amount of the preferred securities would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures.

        The indenture for the debentures provides that the indenture trustee must give holders notice of all defaults or events of default within 90 days after it becomes known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

        If the property trustee were to fail to enforce its rights under the debentures in respect of an indenture event of default after a record holder of the preferred securities had made a written request, that record holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the debentures. In addition, if we were to fail to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, except for deferrals permitted by the trust agreement and the indenture, and this failure to pay were continuing, holders of the preferred securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of their preferred securities after the respective due dates specified in the debentures. In connection with such a direct action, we would have the right under the indenture and the trust agreement to set off any payment made to that holder by us.

The property trustee, as holder of the debentures on behalf of the Trust, has only limited rights of acceleration.

        The property trustee, as holder of the debentures on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the debentures only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us.

        There is no right of acceleration upon breaches by us of other covenants under the indenture or default on our payment obligations under the guarantee. In addition, the indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

There can be no assurance as to the market prices for the preferred securities or the debentures; therefore, the holders of the preferred securities may suffer a loss.

        We and the Trust cannot give the holders of the preferred securities any assurances as to the market prices for the preferred securities or the debentures. Accordingly, the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a discount to the price that the investor paid to purchase the preferred securities. The market price of the preferred securities will be affected by, among other things, interest rates generally, our operating results and prospects and general economic, financial and other factors. Additionally, as a result of the right to defer payments on the debentures, the market price of the preferred securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

The secondary market for the preferred securities may be illiquid.

        We are unable to predict how the preferred securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the preferred securities. Although we expect the preferred securities to trade on the NASDAQ Global Select Market under the symbol "BUSEP," we can give you no assurance as to the liquidity of any market that may develop for the preferred securities. The listing of the preferred securities will not necessarily ensure that an active market will be available for the preferred securities or that you will be able to sell your preferred securities at the price you originally paid for them.

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the debentures and the trust agreement governing the Trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of our subsidiaries to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities prior to such distribution.

        The Trust may be dissolved at any time before maturity of the debentures on                        , 2038. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to the holders of the preferred securities.

        We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the Trust. The debentures that you may receive if the Trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities.

        If the Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to the Trust and you. In addition, if there is a change in law governing the tax treatment of the trusts not classified as associations taxable as corporations, a distribution of debentures upon the dissolution of the Trust could be a taxable event to the Trust and you.

As a holder of preferred securities, you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the Trust without your consent.

        Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of the Trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the indenture trustee.

        In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that the Trust remains classified for federal income tax purposes as a grantor trust and to ensure that the Trust retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities.

The preferred securities are not insured deposits.

        The preferred securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. If you acquire preferred securities, your investment is not insured and, therefore, you may lose some or all of the value of your investment.

Risks Related to an Investment in First Busey Corporation

A continued downturn in the economy, particularly in downstate Illinois and southwest Florida, where our business is primarily conducted, could have an adverse affect on our business, financial condition and results of operations.

        Our business and earnings are directly affected by general business and economic conditions in the United States and, in particular, economic conditions in downstate Illinois and southwest Florida. These conditions include legislative and regulatory changes, short-term and long-term interest rates, inflation, and changes in government monetary and fiscal policies, all of which are beyond our control.

        In 2007, the United States economy experienced a downturn that has continued in 2008. Southwest Florida has been severely affected by the current economic downturn. As a result, we have experienced asset quality issues in the southwest Florida market, and we expect to continue to experience materially higher levels of problem assets unless the economy greatly improves. A continued downturn in economic conditions, in particular within our primary market areas of downstate Illinois and southwest Florida, could result in a decrease in products and services demand, an increase in loan delinquencies and defaults, and increases in problem assets and foreclosures. Real estate pledged as collateral for loans made by us has and may continue to decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans. These factors could lead to reduced interest income and an increase in the provision for loan losses.

        If current economic conditions continue or worsen, our business, growth and profitability are likely to suffer a material adverse effect. To the extent that out business customers' underlying businesses are harmed as a result of the general economic environment, our customers are more likely to default on their loans. Negative economic trends could lead to higher past due and non-accrual loans, resulting in a material adverse effect to our operating results and ability to make payments on the preferred securities.

A significant portion of the loans in our portfolio is secured by real estate, and a continued downturn in the economy within the markets we serve, or the real estate market in general, could significantly hurt our business and prospects for growth.

        A large percentage of our loans are collateralized by real estate. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located. Adverse changes affecting real estate values in one or more of our markets could increase the credit risk associated with our loan portfolio, and could result in losses which would adversely affect profitability. In 2007, the housing and real estate sectors of the United States economy experienced an economic slowdown that has continued in 2008. In particular, the housing and real estate market in southwest Florida, one of our primary market areas, has experienced a greater economic slowdown relative to the United States economy as a whole. Specifically, the values of many commercial and residential real estate properties in southwest Florida declined by double digit percentages over the past two years. A further downturn in the economy affecting real estate values, specifically in downstate Illinois or southwest Florida, could significantly further impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure. Collateral may have to be sold for less than the outstanding balance of the loan which could result in loss.

        The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, has the potential to adversely affect our real estate loan portfolio in several ways, each of which could adversely affect our operating results and/or financial condition. First, as of June 30, 2008, 23.8% of our loan portfolio consisted of real estate construction loans, which primarily are loans made to home builders and developers. A majority of these real estate construction loans were for projects in Florida. A continued decrease in demand for the properties constructed by home builders and developers could result in higher delinquencies and greater charge-offs in future periods on loans made to such borrowers. Second, many Florida real estate markets, including the southwest Florida market, where the Banks operate, have declined in value throughout 2007 and 2008, and this may continue in the future. A continuation of the softening real estate market in the southwest Florida market could result in a further reduction in loan origination activity and increases in non-performing assets, net charge-offs and provisions for loan losses in that region. A slowdown in real estate lending may require us to devote a larger portion of our total assets to lower yielding investment securities, which could adversely affect our net interest margin.

        Finally, the problems that have occurred in the residential real estate and mortgage markets have begun to spread to the commercial real estate market, particularly in Florida. As a result, the value of some of the collateral securing our commercial real estate loans in Florida has declined, and the demand for our commercial real estate loans in that state has decreased. In addition, we have experienced a downturn in credit performance by our commercial real estate loan customers located in Florida. In Illinois, we generally have not experienced a significant downturn in credit performance by our commercial real estate loan customers, but in light of the uncertainty that exists in the economy and credit markets nationally, there can be no guarantee that we will not experience any deterioration in such performance.

We must effectively manage our credit risk.

        There are risks in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and risks resulting from changes in economic and industry conditions. We attempt to minimize our credit risk through prudent loan application approval procedures, careful monitoring of the concentration of loans within specific industries and geographic location, and periodic independent reviews of outstanding loans by our loan review and audit departments. However, we cannot assure such approval and monitoring procedures will eliminate these credit risks.

Our allowance for loan losses may be insufficient to absorb actual losses in our loan portfolio.

        We established our allowance for loan losses and maintain it at a level considered adequate by management to absorb potential loan losses based on a continual analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. The amount of additions to the allowance for loan losses, which is charged to earnings through the provision for loan losses, is determined based on a variety of factors, including an analysis of the loan portfolios, historical loss experience and an evaluation of current economic conditions in the relevant market area. The amount of loan losses is susceptible to changes in economic, operating and other conditions within our markets, which may be beyond our control, and such losses may exceed current estimates.

        The allowance for loan losses was $48.6 million at June 30, 2008, an increase from $42.6 million at December 31, 2007. At June 30, 2008, our allowance for loan losses as a percentage of total loans was 1.53%, compared to 1.39% at December 31, 2007, and as a percentage of total non-performing loans was 82.84%, compared to 211.95% at December 31, 2007. Allowance for loan losses coverage of non-performing loans decreased due to the large amount of charge-offs taken during the second quarter of 2008. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, in light of the current economic environment, significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future, either due to management's decision to do so or requirements by the regulators. Additional provisions to the allowance for loan losses and loan losses in excess of our reserves may adversely affect our business, financial condition and results of operations.

Construction and development loans are based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate, and we may be exposed to more losses on these projects than on other loans.

        Construction, land acquisition, and development loans make up a large portion of our total loan portfolio, and such lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs and market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time. We have attempted to address these risks through our underwriting procedures, compliance with applicable regulations, and by limiting the amount of construction development lending.

If the Banks are unable to pay our holding company cash dividends to meet our cash obligations, our business, financial condition and results of operations may be adversely affected.

        Dividends paid by the Banks to us provide cash flow that we plan to use to service the interest payments on the debentures. Prior to the integration of the Banks, Busey Bank, N.A. will not have the ability to pay sufficient dividends to us to service all of the holding company's obligations, and we are reliant on Busey Bank for its dividends. In addition, various statutory provisions restrict the amount of dividends the Banks can pay to our holding company without regulatory approval. It is possible that, depending upon the financial condition of the Banks and other factors, the applicable regulatory authorities could assert that payment of dividends or other payments, including payments to our holding company, is an unsafe or unsound practice. If the Banks are unable to pay dividends to us, we may not be able to service our debt or pay our obligations on the debentures. The inability of the holding company to receive dividends from the Banks could adversely affect our business, financial condition and results of operations and could cause us to defer interest payments on the debentures.

Our business is subject to interest rate risk, and variations in interest rates may harm our financial performance.

        Our earnings and profitability depend significantly on our net interest income. Net interest income represents the difference between interest income and fees earned on interest-earning assets and interest expense incurred on interest-bearing liabilities. In the event that interest paid on deposits and borrowings increases faster than the interest earned on loans and investments, there may be a negative impact on our net interest income. An increase in interest rates may also affect the customer's ability to pay, which could in turn increase loan losses. In addition, higher interest rates could also increase our cost to borrow funds. We are unable to predict or control fluctuations in market interest rates which are affected by the economy.

Our wealth management business may be negatively impacted by changes in economic and market conditions.

        Our wealth management business may be negatively impacted by changes in general economic conditions and the conditions in the financial and securities markets. Our management contracts generally provide for fees payable for wealth management services based on the market value of assets under management. Because most of our contracts provide for a fee based on market values of securities, downward fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition. In addition, declines in the financial and securities markets or a lack of sustained growth may adversely affect the assets that we manage, which may result in a corresponding decline in the performance of our customers' portfolios. If the value of our customers' portfolios decline, we may have difficulty retaining some of our wealth management customers who also may be banking customers.

We may not successfully complete the integration of our operations with those of Main Street Trust, which may prevent the achievement of the expected benefits of the merger.

        On July 31, 2007, we completed a merger of equals transaction with Main Street Trust, Inc. Main Street Bank & Trust, Main Street Trust's banking subsidiary, was combined with Busey Bank in November 2007, and Main Street Bank & Trust's trust department was combined with Busey Trust Company in November 2007. Although much of the integration has been successfully completed, fewer than 12 months have elapsed since the combination of the Banks, and we are in the process of further integrating the Banks into one bank charter. As a result, we are still in the process of determining the long-term structure of our management team and streamlining certain aspects of our combined operations. As a result, we may not be able to achieve all of the expected strategic and operating benefits contemplated at the time of the merger.

If the goodwill we have recorded in connection with acquisitions becomes impaired, it could have an adverse impact on our profitability.

        In accordance with generally accepted accounting principles, we account for acquisitions using the purchase method of accounting. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of its net assets, the excess is carried on the acquiror's balance sheet as goodwill. As of June 30, 2008, we had a total of approximately $248.6 million of goodwill on our balance sheet, including $194.2 million attributable to our merger with Main Street Trust, Inc. and $54.4 million attributable to prior acquisitions.

        In accordance with generally accepted accounting principles, our goodwill is not amortized but rather evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based upon a variety of factors, including the quoted market price of our common stock, market prices of common stocks of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material. Approximately $22.6 million of the goodwill attributable to prior acquisitions is related to our operations in Florida, and if the economic downturn in Florida continues or worsens, we may be required to incur a material goodwill impairment charge. We evaluate goodwill on a periodic basis as required under applicable accounting standards. Under current regulatory capital guidelines, any goodwill impairment charge in excess of approximately $40 million will reduce the amount of capital securities that will qualify as Tier 1 capital, thus reducing leverage and Tier 1 risk-based capital ratios.

Government regulation can result in limitations on our operations.

        We operate in a highly regulated environment and are subject to supervision and regulation by a number of governmental regulatory agencies. Regulations adopted by these agencies, which are generally intended to provide protection for depositors and customers rather than for the benefit of stockholders, govern a comprehensive range of matters relating to ownership and control of our shares, our acquisition of other companies and businesses, permissible activities for us to engage in, maintenance of adequate capital levels, and other aspects of our operations. The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effect of future changes on our business and profitability. Increased regulation could increase our cost of compliance and adversely affect profitability.

We may need to raise additional capital to fund our growth and remain well-capitalized.

        Although we expect to raise $30.0 in this offering ($34.5 million if the underwriters exercise their over-allotment option) and an additional $15.0 to $20.0 million in the expected sale of subordinated notes by Busey Bank in the fourth quarter of 2008, our continued pace of growth may require us to raise additional capital in the future. We are required by federal and state regulations to maintain adequate levels of capital to support operations. In addition, as our operations grow, the amount of capital required will increase. We may also be required to raise capital to support future acquisitions. Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control, and on our financial performance. If additional capital cannot be raised when needed, we could be subject to restricted growth which could negatively impact expansion through either organic growth or future acquisitions and adversely affect our operating performance.

We rely heavily on information systems to service customers.

        An interruption in or breach in security of our information systems may result in a loss of customer business and reduced earnings. We utilize and rely heavily on communications and information systems in every aspect of our business. Any failure of these systems could result in disruptions in our customer service management, management information, deposit, loan, or other systems. While we have procedures in place to prevent or limit the effects of a failure, interruption, or security breach of our information systems, there can be no guarantee that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have an adverse effect on our financial condition and results of operation.

        We are also dependent on third-party service providers for data processing and other information processing systems that support our day-to-day banking, investment, and trust activities that are integral to our banking relationships with our customers. Any disruption in the services provided by these third parties could have an adverse effect on our operations and our ability to meet our customers' needs.

Our ability to attract and retain management and key personnel may affect future growth and earnings.

        Most of our success to date has been influenced strongly by our ability to attract and retain management experienced in banking and financial services and familiar with the communities in our market areas. Our ability to retain executive officers, lending and retail banking officers, and administrative staff of our subsidiaries will continue to be important to the successful implementation of our strategy. It is also critical, as we grow, to be able to attract and retain qualified additional staff with the appropriate level of experience and knowledge about our market areas to implement our community-based operating strategy. The unexpected loss of services of any key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition, and results of operation.

We face strong competition from financial services companies and other companies that offer banking and wealth management services, which could harm our business.

        We currently conduct our banking operations primarily in downstate Illinois and southwest Florida. In addition, we currently offer trust and investment management services through Busey Wealth Management, which is located in Champaign, Illinois, and accounts for a significant portion of our non-interest income. Many competitors offer the same banking and wealth management services within our market areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices or otherwise solicit deposits in our market areas. Increased competition in our markets may result in reduced loans, deposits and commissions and brokers' fees. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking and wealth management customers, we may be unable to continue to grow our loan and deposit portfolios and our commissions and brokers' fees, and our business, results of operations and financial condition may be adversely affected.

Adverse weather affecting the markets we serve could hurt our business and prospects for growth.

        We conduct a significant portion of our business in downstate Illinois. Downstate Illinois is a highly agricultural area and therefore the economy can be greatly affected by severe weather conditions, including tornados and floods. Unfavorable weather conditions may decrease agricultural productivity or could result in damage to our branch locations or the property of our customers, all of which could adversely affect the local economy. An adverse affect on the economy of downstate Illinois could negatively affect our profitability.

        The southwest Florida market is at risk of hurricanes each year which may cause damage to our assets and those of our customers. Hurricane damage could adversely affect our financial condition in a number of ways. Damage caused to a branch location could result in temporary closure and inconvenience to customers which could result in loss of customers and business. A hurricane could also affect the local economy and impact customers' ability to meet loan repayment terms and adversely affect our financial condition. Hurricane damage could significantly reduce value of collateral pledged as security against loans made by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies and any other statements that are not historical facts.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the "Risk Factors" section of this prospectus and in our 2007 Annual Report on Form 10-K and elsewhere in our periodic reports and Current Reports filed on Form 8-K with the Securities and Exchange Commission.

        Because of those risks and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

        You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        The Trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $             million after deduction of offering expenses and underwriting commissions estimated to be approximately $                        in the aggregate. These net proceeds will be used to provide capital contributions to the Banks to support their continued growth and for our general corporate purposes.

 CAPITALIZATION

        The following table sets forth our total capitalization at June 30, 2008:

  •
  on a historical basis;

  •
  as adjusted for the offering of the preferred securities and the corresponding sale of the debentures (assuming no exercise of the underwriters' over-allotment option), as if such sale had been consummated on June 30, 2008; and

  •
  as adjusted for the offering of the preferred securities and the corresponding sale of the debentures (assuming no exercise of the underwriters' over-allotment option), as well as the offering of $20.0 million in subordinated notes by Busey Bank, as if such sale and offering had been consummated on June 30, 2008.

        You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as well as the financial information in other documents incorporated by reference in this prospectus. See "Documents Incorporated by Reference" on page        .

	June 30, 2008
	Actual	As Adjusted(1)	As Adjusted(2)
	(dollars in thousands)
Indebtedness:
Short-term borrowings	$117,000	$117,000	$117,000
Senior and subordinated long-term debt	151,910	151,910	171,910
Junior subordinated debt owed to unconsolidated trusts(3)	55,000	85,000	85,000

Total indebtedness	323,910	353,910	373,910

Stockholders' Equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	$—	$—	$—
Common stock, $0.001 par value; 60,000,000 shares authorized; 37,546,497 shares issued and outstanding	38	38	38
Surplus	393,162	393,162	393,162
Retained earnings	152,654	152,654	152,654
Accumulated other comprehensive income	2,098	2,098	2,098
Treasury stock, at cost—1,659,926 shares	(32,344)	(32,344)	(32,344)
Unearned ESOP shares—100,000 shares	(2,085)	(2,085)	(2,085)

Total stockholders' equity	$513,523	$513,523	$513,523

Capital Ratios(4):
Leverage ratio(5)	7.53%	8.23%	8.19%
Tier 1 capital ratio(6)	8.93%	9.74%	9.68%
Total risk-based capital ratio(7)	10.21%	11.02%	11.55%

(1)
As adjusted for the offering of the preferred securities and the corresponding sale of the debentures (assuming no exercise of the underwriters' over-allotment option), as if such sale had been consummated on June 30, 2008.

(2)
As adjusted for the offering of the preferred securities and the corresponding sale of the debentures (assuming no exercise of the underwriters' over-allotment option), as well as the offering of $20.0 million in subordinated notes by Busey Bank, as if such sale and offering had been consummated on June 30, 2008.

(3)
First Busey Statutory Trust V, our wholly owned subsidiary, will hold, as its sole asset, $30 million in principal amount of subordinated debentures related to the preferred securities.

(4)
The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the preferred securities and subordinated notes of Busey Bank, as applicable, in a manner consistent with Federal Reserve regulations and assuming that they are invested in risk weighted assets.

(5)
The leverage ratio is core capital divided by average quarterly assets, after deducting goodwill and other intangible assets.

(6)
The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, trust preferred securities, including the preferred securities in this offering, can only be included up to the amount constituting 25% of total Tier 1 capital. As adjusted for this offering, our Tier 1 capital as of June 30, 2008, would have been approximately $328.8 million, of which $85.0 million would have been attributable to trust preferred securities, including the preferred securities in this offering.

REGULATORY CONSIDERATIONS

        We are a financial holding company under the Bank Holding Company Act of 1956, as amended, and we are subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their banking subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of securityholders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve and the Federal Deposit Insurance Corporation, which insures the deposits of the Banks within certain limits.

        The Banks are subject to extensive supervision by various federal and state banking regulators and, as an affiliate of the Banks, we are also subject, to some extent, to regulation by these regulators. Depository institutions, like the Banks, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Also, our primary non-bank subsidiaries, Busey Wealth Management, Inc. and FirsTech, Inc., are subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

ACCOUNTING AND REGULATORY CAPITAL TREATMENT

        The Trust will not be consolidated on our balance sheet as a result of the accounting changes reflected in FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised in December 2003. Accordingly, for balance sheet purposes, we will recognize the aggregate principal amount, net of discount, of the debentures we issue to the Trust as a liability, and the amount we invest in the Trust's common securities as an asset. The interest paid on the debentures will be recorded as interest expense on our income statement.

        On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. Restricted core capital elements, including qualifying trust preferred securities, are limited to 25% of total Tier 1 capital for banking organizations like us, less goodwill and associated deferred tax liability commencing March 31, 2009. Restricted core capital elements in excess of that limit are treated as Tier 2 capital. The preferred securities will qualify as Tier 1 and Tier 2 capital for us, subject to applicable regulatory limits and approval.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        The following table provides our consolidated ratios of earnings to fixed charges.

	For the Six Months Ended June 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Consolidated ratio of earnings to fixed charges
Excluding interest on deposits(1)	2.52x	2.74x	2.94x	3.50x	3.91x	5.00x
Including interest on deposits(1)	1.42x	1.44x	1.62x	1.88x	2.12x	2.17x

(1)
The ratios included in this table do not reflect the interest payments to be made on the debentures or the $15.0 to $20.0 million of subordinated debt that we expect will be issued by Busey Bank in the fourth quarter of 2008.

        For purposes of computing the consolidated ratios of earnings to fixed charges:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the portion of net rental expense deemed to be equivalent to interest on long-term debt; and

  •
  fixed charges, including interest on deposits, include all interest expense and the portion of net rental expense deemed to be equivalent to interest on long-term debt.

 DESCRIPTION OF THE TRUST

        The Trust is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as depositor, and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

        The following discussion contains a description of the material terms of the trust agreement of the Trust and is subject to, and qualified in its entirety by reference to, the amended and restated trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the Trust, which have certain prior rights over the other securities of the Trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the Trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

        The Trust exists exclusively for the purposes of:

  •
  issuing the trust securities;

  •
  investing the proceeds from the sale of the trust securities in an equivalent amount of our debentures; and

  •
  engaging in activities that are incidental to those listed above, such as receiving payments on the debentures, making distributions to securityholders, furnishing notices and performing other administrative tasks.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the Trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the Trust may become subject, except for federal withholding taxes that are properly withheld.

        The number of trustees of the Trust will initially be five. Three of the trustees will be persons who are our employees. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the indenture trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as indenture trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" beginning on page       and "Description of the Guarantee" beginning on page       . We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the indenture trustee or the property trustee. The Trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the Trust and the offering of the preferred securities, including the fees and expenses of the trustees.

DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page       . Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made a part of the trust agreement by the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The trust agreement authorizes the administrative trustees, on behalf of the Trust, to issue the trust securities, which are comprised of 3,000,000 preferred securities to be sold to the public and 92,784 common securities, which we will acquire. In the event the underwriters exercise their over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of the Trust, to issue an additional 450,000 preferred securities to the public and 13,918 common securities to us. We will own all of the common securities issued by the Trust. The Trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

        The preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "—Subordination of Common Securities" beginning on page       .

        The property trustee will hold legal title to the debentures in the Trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the Trust, and payments upon redemption of the preferred securities or liquidation of the Trust, to the extent described under "Description of the Guarantee" beginning on page       . The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the Trust does not have sufficient funds available to make these payments.

Distributions

         Source of Distributions.    The funds of the Trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the Trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions.    Distributions on the preferred securities will be payable at the annual rate of      % of the $10.00 stated liquidation amount, payable quarterly on March 15, June 15, September 15, and December 15 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 15, 2008.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period.    As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond                        , 2038 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of      %, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a stockholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

  •
  make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities issued by us that rank equally with, or junior to, the debentures;

  •
  make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

        We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

         General.    Subject to the prior approval of the Federal Reserve, if required by law or regulation, we will have the right to redeem the debentures:

  •
  in whole at any time, or in part from time to time, on or after                        , 2013;

  •
  at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

  •
  at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption.    Upon our repayment or redemption, in whole or in part, of any debentures, whether on                        , 2038 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the Trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the Trust. See "—Liquidation Distribution Upon Termination" beginning on page       .

        After the liquidation date is fixed for any distribution of debentures in exchange for preferred securities:

  •
  those trust securities will no longer be deemed to be outstanding;

  •
  certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

  •
  we will use our best efforts to designate the debentures for inclusion on the NASDAQ Global Select Market or to list them on another national exchange, if the preferred securities are then included or listed;

  •
  any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, plus unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities and accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

  •
  all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

        We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the Trust were to occur would be favorable. The preferred securities that you may purchase, or the debentures that you may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.    If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the Trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures—Redemption" beginning on page       .

        "Tax Event" means the receipt by the Trust and us of an opinion of counsel having a recognized federal tax and securities law practice stating that there is more than an insubstantial risk that:

  •
  interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

  •
  the Trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

  •
  the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

        "Investment Company Event" means the receipt by the Trust and us of an opinion of counsel having a recognized federal tax and securities law practice to the effect that the Trust is, or will be, considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

        "Capital Treatment Event" means the receipt by the Trust and us of an opinion of counsel having a recognized bank regulatory practice to the effect that there is more than an insubstantial risk that within 90 days of the date of such opinion, the total liquidation amount of the preferred securities will not be eligible to be treated by us as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to or change in any laws, rules or regulations applicable to us or any rules, guidelines or policies of a regulatory agency with authority over us. Our inability to treat all or any portion of the aggregate liquidation amount of the preferred securities as Tier 1 capital will not, however, constitute the basis for a Capital Treatment Event if such inability results from us having an amount of preferred stock, minority interests in consolidated subsidiaries and any other class of security or interest that qualifies as Tier 1 capital in excess of the total amount which may qualify for treatment as Tier 1 capital.

        For all of the events described above, we or the Trust must request and receive an opinion of counsel experienced in such matters with regard to the event within a reasonable period of time after the occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Purchase.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Neither we nor the Trust will call for redemption any preferred securities owned by other holders at any time when we elect to exchange trust securities we own for debentures.

        The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities then outstanding to the preferred securities then outstanding. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

        Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the Trust has funds available for the payment of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

        If the Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depository for the trust securities funds sufficient to pay the aggregate redemption price and will give the depository for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance" beginning on page       . If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities, funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the Trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the Trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page       .

        Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

        If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $10.00, or a multiple of $10.00, of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the preferred securities and common securities of the Trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

        We will have the right at any time to dissolve, wind-up or terminate the Trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

        In addition, the Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  •
  our bankruptcy, dissolution or liquidation;

  •
  the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the Trust;

  •
  redemption of all of the preferred securities as described on page       under "—Redemption or Exchange—Mandatory Redemption"; or

  •
  the entry of a court order for the dissolution of the Trust.

        With the exception of a redemption as described on page       under "—Redemption or Exchange—Mandatory Redemption," if an early termination of the Trust occurs, the Trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

  •
  in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  •
  with an interest rate identical to the distribution rate on the trust securities; and

  •
  with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because we have insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "—Subordination of Common Securities" on page       .

        Under current federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences—Distribution of Debentures to Securityholders" on page       . If we do not elect to redeem the debentures prior to maturity or to liquidate the Trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures.

        If we elect to dissolve the Trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the Trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures—General" beginning on page       .

Liquidation Value

        The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the Trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "—Liquidation Distribution Upon Termination" beginning on page       .

Events of Default; Notice

        Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

  •
  the occurrence of an event of default under the indenture, see "Description of the Debentures—Debenture Events of Default" beginning on page       ;

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  a default by the Trust or the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

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  a default by the Trust or the property trustee in the payment of any redemption price of any of the trust securities when it becomes due and payable;

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  a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  •
  the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all applicable conditions and covenants under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the Trust. See "—Subordination of Common Securities" and "—Liquidation Distribution Upon Termination" beginning on page       . The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the indenture trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of the Trust may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the property of the Trust, or (2) to act as separate trustee of any property of the Trust. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

        The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the Trust, and the conditions set forth below would apply to such transaction. The Trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the indenture trustee, undertake a transaction listed above if the following conditions are met:

  •
  the successor entity either (1) expressly assumes all of the obligations of the Trust with respect to the preferred securities, or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

  •
  the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the Trust;

  •
  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (1) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (2) following the transaction, neither the Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  •
  we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the Trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

        Except as described below and under "Description of the Guarantee—Amendments and Assignment" on page       , and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us, as holders of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

  •
  with respect to acceptance of appointment by a successor trustee;

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

  •
  to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

  •
  consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

        Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

        No vote or consent of the holders of preferred securities will be required for the Trust to redeem and cancel its preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any of our affiliates or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

        The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page       .

        No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

  •
  DTC notifies the indenture trustee that it is unwilling or unable to continue as a depository for the global preferred security and we are unable to locate a qualified successor depository;

  •
  we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  •
  there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security or securities. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $10.00, and multiples of $10.00, and may be transferred or exchanged at the offices described below.

        Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, the global preferred security or securities may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depository or any nominee of the successor.

        Payments on global preferred securities will be made to DTC, as the depository for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 1st day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting

rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page       .

        Upon the issuance of one or more global preferred securities, and the deposit of a global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security or securities to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

        So long as DTC or another depository, or its nominee, is the registered owner of a global preferred security, the depository or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security or securities for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security or securities registered in their names, will not receive or be entitled to receive physical delivery of any of the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security or securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page       .

Payment and Paying Agency

        Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

        The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

        The property trustee undertakes to perform only the duties set forth in the trust agreement and as required by the Trust Indenture Act. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

  •
  the Trust will not be deemed to be an "investment company" required to be registered under Investment Company Act;

  •
  the Trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  •
  the debentures will be treated as indebtedness incurred by us for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

 DESCRIPTION OF THE DEBENTURES

        Concurrently with the issuance of the preferred securities, the Trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The debentures will be limited in aggregate principal amount to $30,927,840, or $35,567,020 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of      % of the principal amount. The interest will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2008, to the person in whose name each debenture is registered at the close of business on the 1st day of the month in which the relevant distribution occurs. It is anticipated that, until the liquidation, if any, of the Trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of      %, compounded quarterly.

        The debentures will mature on                        , 2038, the stated maturity date. We may shorten this date once at any time to any date after                        , 2013, subject to the prior approval of the Federal Reserve, if required by law or regulation.

        We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the Trust until after                        , 2013, except if (1) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages             , has occurred, or (2) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

        The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "—Subordination" beginning on page       .

        The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of             %, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Material Federal Income Tax Consequences—Interest Income and Original Issue Discount" on page    .

        During an extension period, we may not:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a stockholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

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  make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

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  make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

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  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

        We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (1) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (2) the date we are required to give notice of the record date, or the date the distributions are payable, to the NASDAQ Global Select Market, or other applicable exchange of self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to Be Paid as a Result of Additional Taxes

        If the Trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the Trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the Trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

        Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

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  on or after                        , 2013, in whole at any time or in part from time to time;

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  in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

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  at any time to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

        The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

        As described in "Description of the Preferred Securities—Liquidation Distribution Upon Termination" beginning on page     , under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, we will use our best efforts to designate the debentures for inclusion on the NASDAQ Global Select Market or to list them on another national exchange, if the preferred securities are then included or listed. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

        We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

        If any of these events occur, we may not:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a stockholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

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  make any payment of principal, interest or premium on, or repay or repurchase or redeem any of debt securities issued by us that rank equally with or junior to the debentures;

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  make any guarantee payments with respect to any guarantee by us of the debt securities of any of our direct or indirect subsidiaries if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

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  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

        The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

        No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

        The term "debt" means, with respect to any person, whether recourse is to all, or a portion, of the assets of the person and whether or not contingent:

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  every obligation of the person for money borrowed;

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  every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

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  every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

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  every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

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  every capital lease obligation of the person; and

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  every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after such date. However, senior debt will not be deemed to include:

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  any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

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  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

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  any debt of ours to any of our non-bank subsidiaries;

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  any debt to any of our employees;

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  any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

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  debt which constitutes subordinated debt.

        The term "subordinated debt" means the principal of, and premium and interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

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  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

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  any debt of ours to any of our subsidiaries;

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  any debt to any of our employees;

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  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

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  debt which constitutes senior debt; and

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  any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our finance subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for Tier 1 capital treatment.

        We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount of indebtedness we may incur. As of June 30, 2008, we had approximately $49.1 million of senior and subordinated indebtedness outstanding. As of the date of this Prospectus, we expect to incur between $15.0 and $20.0 million in subordinated debt at Busey Bank in the fourth quarter of 2008.

Payment and Paying Agents

        Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (1) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (2) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, if proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

        Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year. If we hold any of this money in trust, then it will be discharged from the Trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

        The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar.

        If we redeem any of the debentures, neither we nor the indenture trustee will be required to (1) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (2) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

        We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in total principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

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  extend the maturity date of the debentures;

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  reduce the principal amount or the rate or extend the time of payment of interest; or

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  reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

        The indenture provides that any one or more of the following events with respect to the debentures constitutes an event of default under the indenture:

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  our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly extended the interest payment;

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  our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

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  our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

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  our bankruptcy, insolvency or reorganization or dissolution of the Trust (except for certain transactions specifically permitted by the trust agreement).

        The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have this right.

        If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the Trust may become subject to the reporting obligations under the Exchange Act of 1934, as amended.

        The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the

Preferred Securities—Events of Default; Notice" on page            .

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

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  we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures;

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  immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

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  certain other conditions as prescribed in the indenture are satisfied.

        Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the Trust, and the provisions of the trust agreement relating to a replacement of the Trust would apply to such transaction. See "Description of the Preferred Securities—Mergers, Consolidations, Amalgamations or Replacements of the Trust" beginning on page            .

Satisfaction and Discharge

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

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  have become due and payable; or

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  will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

        The indenture and the debentures will be governed by and construed in accordance with Delaware law.

Information Concerning the Indenture Trustee

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur institutional financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

        We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

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  to maintain directly or indirectly 100% ownership of the common securities of the Trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

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  not to voluntarily terminate, wind up or liquidate the Trust without prior approval of the Federal Reserve, if required by law or regulation;

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  to use our reasonable efforts to cause the Trust (1) to remain a statutory trust, and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities or mergers, consolidations or amalgamations, each as permitted by the trust agreement, and (2) to otherwise continue not to be treated as an association taxable as a corporation or a partnership for federal income tax purposes;

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  to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures; and

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  to use our reasonable efforts to maintain the eligibility of the preferred securities for quotation or listing on any national securities exchange or other organization for as long as the preferred securities are outstanding.

BOOK-ENTRY ISSUANCE

        The Depository Trust Company, which we refer to along with its successors in this capacity as "DTC," will act as securities depository for the preferred securities. The preferred securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of preferred securities, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. At any time when the debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of debentures, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in preferred securities or debentures, so long as the corresponding securities are represented by global security certificates.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation. Access to the DTC system is also available to others, referred to as "indirect participants," such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the trust agreement and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the preferred securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the preferred securities will be printed and delivered to DTC.

        As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

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  will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

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  will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

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  will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

        All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trust, the trustees of the Trust or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the trust agreement, the guarantee, the indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

DESCRIPTION OF THE GUARANTEE

        The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

        The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and to the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the Trust and to the extent that the Trust has funds available for those distributions, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities;

  •
  with respect to any preferred securities called for redemption, the redemption price; and

  •
  upon a voluntary or involuntary dissolution, winding up or termination of the Trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

  (1)
  the amount of the liquidation distribution; or

  (2)
  the amount of assets of the Trust remaining available for distribution to holders of preferred securities in liquidation of the Trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the Trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the Trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the Trust, the Trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

        The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur. As of the date of this prospectus, we expect to incur between $15.0 and $20.0 million in subordinated debt at Busey Bank in the fourth quarter of 2008.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments and Assignment

        Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities—Voting Rights; Amendment of Trust Agreement" beginning on page            .

Events of Default; Remedies

        An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the Trust; or

  •
  distribution of the debentures to the holders of the preferred securities.

If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

        We will, pursuant to the agreement as to expenses and liabilities entered into by us and the Trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the preferred securities or other similar interests in the Trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

        The guarantee will be governed by Delaware law.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

        We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the Trust has funds available for the payment of these amounts. We and the Trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the preferred securities.

        If and to the extent that we do not make payments on the debentures, the Trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness, provided that our obligations will be equal in rank to the subordinated debentures backing the trust preferred securities of our other statutory trusts.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  we will pay for any and all costs, expenses and liabilities of the Trust, except the obligations of the Trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

  •
  the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

        The preferred securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures issued by us and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the Trust, or from us under the guarantee agreement, if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination" beginning on page          .

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust other than the obligations of the Trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a summary of the material federal income tax consequences of the purchase, ownership and disposition of preferred securities. Except as otherwise specifically discussed below, this summary only addresses the federal income tax consequences to a holder of preferred securities who acquires them on their original issue at the first price at which a substantial amount of the preferred securities was sold (the "issue price") and that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary does not address all federal income tax consequences that may be applicable to a US Person that is a beneficial owner of preferred securities, nor does it address the tax consequences to:

  •
  persons that are not US Persons, except as stated below;

  •
  persons that may be subject to special treatment under federal income tax law, including, but not limited to, banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies;

  •
  persons that will hold preferred securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes;

  •
  persons whose functional currency is not the US dollar; or

  •
  persons that do not hold preferred securities as capital assets.

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the federal income tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of preferred securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ substantially from the treatment described below.

        The preferred securities are a hybrid financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the preferred securities, and the opinion of our special tax counsel is not binding on the IRS. Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the preferred securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Debentures

        In connection with the issuance of the debentures, Barack Ferrazzano Kirschbaum & Nagelberg LLP, will render a legal opinion to the effect that, while there is no authority directly on point and the issue is not free from doubt, under current law and assuming full compliance with the terms of the indenture, and other relevant documents, and based on certain facts and assumptions described in the opinion, the debentures that will be held by the Trust will be classified for federal income tax purposes under current law as our indebtedness. No assurance can be given, however, that this position will not be challenged by the IRS or, if challenged, that it will be sustained. Prospective investors should also note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues addressed by such opinion.

        By acceptance of a preferred security, each holder covenants to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

Classification of the Trust

        In connection with the issuance of the preferred securities, Barack Ferrazzano Kirschbaum & Nagelberg LLP, our special tax counsel, will render a legal opinion to the effect that, under current law and assuming compliance with the terms of the trust agreement and other relevant documents, the Trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. The following disclosure regarding certain federal income tax consequences assumes that the Trust will be treated as a grantor trust for federal income tax purposes.

        Each holder of preferred securities will be treated as owning, directly or indirectly, an interest in the debentures and, thus, will be required to take into account its pro rata share of interest on the debentures as interest income, including original issue discount, if any, paid or accrued with respect to the debentures whether or not cash is actually distributed to the holders of preferred securities. See "—Interest Income and Original Issue Discount."

Interest Income and Original Issue Discount

        Except as set forth below, a US holder of a preferred security will take into account its pro rata share of interest on the debentures as interest income at the time it is paid or accrued in accordance with such holder's method of accounting for federal income tax purposes.

        We have the right, at any time and from time to time, subject to certain conditions, to defer interest on the debentures, which will in turn result in the deferral of interest on the preferred securities for a period not exceeding 20 consecutive quarters, but not beyond the maturity date of the preferred securities. Under Treasury regulations, remote contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with original issue discount. We have concluded that, as of the date of this prospectus, the likelihood of us exercising our option to defer payments of interest on the debentures is remote within the meaning of the Treasury regulations. Therefore, the debentures should not be treated as issued with OID. It should be noted that these Treasury regulations have not been addressed in any rulings or other interpretations by the IRS, our counsel is unable to issue an opinion that the likelihood of exercising our option to defer payments of interest on the debentures is remote and it is possible that the IRS could take a position contrary to the interpretation described herein.

        Even though not anticipated, as described in the preceding paragraph, if payments of interest are deferred with respect to the debentures, the debentures would at that time be treated, solely for purposes of the OID rules, as having been retired and reissued with OID in an amount equal to the aggregate of all future payments of interest on the debentures. Accordingly, although the distributions would be deferred with respect to the preferred securities, a US holder of preferred securities would be required to accrue its pro rata share of interest on the debentures as OID on an economic accrual basis notwithstanding that we will not make any interest payments during such period on the debentures, and any US holder of preferred securities who disposes of the preferred securities prior to the record date for the payment of distributions following an extension period will be required to take into account any OID accrued during such period but will not receive any cash related thereto. If payment of interest on the debentures is deferred, OID will accrue over the remaining term of the debentures, and correspondingly with respect to the preferred securities, on a constant yield basis calculated in accordance with the method provided by Treasury regulations under section 1272 of the Internal Revenue Code (the "OID Regulations").

        If our option to extend the payment of interest on the debentures were not treated as remote, the debentures would be considered issued with OID at initial issuance, which OID would, in general, accrue over the term of the debentures, and correspondingly with respect to the preferred securities, on a constant yield basis. If our option to extend any payment on the debentures were further considered an unconditional option within the meaning of the OID Regulations, OID would also accrue over the term of the debentures on a constant yield basis. We believe that our option to extend the interest payment period on the debentures is not an unconditional option within the meaning of the OID Regulations. In any event, the conclusion that the debentures are issued without OID is likely not material as the payment of interest (and the associated income tax consequences) is likely to approximate any interest income accrual that would occur if the OID Regulations were deemed applicable by the IRS.

        Subsequent uses of the term "interest" in this summary include income in the form of OID.

        Because income earned by the Trust and distributed with respect to the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Market Discount

        If the preferred securities are treated for federal income tax purposes as representing an undivided interest in the debentures and a purchaser of a preferred security acquires a preferred security for less than its issue price (or a preferred security's "adjusted issue price" if the preferred securities are treated as being issued with OID), the preferred security will be treated as acquired with "market discount." However, market discount with respect to a preferred security will be considered to be zero if it is de minimis. Market discount will be de minimis with respect to a preferred security if it is less than the product of (1) 0.25% of the purchaser's pro rata share of the "stated redemption price at maturity" of the debentures multiplied by (2) the number of complete years to maturity of such debentures after the date of purchase. If the debentures are treated as being sold with OID, the application of the market discount rules to the preferred securities upon the sale of a preferred security is unclear to the extent we make periodic cash payments of interest. You should consult with your own tax advisors with respect to whether market discount will be created upon the sale or other disposition of a preferred security.

        The purchaser of preferred securities with more than a de minimis amount of market discount generally will be required to treat any gain on the sale, exchange, redemption, repayment or other disposition of all or part of the preferred securities as ordinary income to the extent of accrued (but not previously taxed) market discount. Market discount generally will accrue ratably during the period from the date of purchase of such preferred securities to the maturity date of the preferred securities, unless the holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

        A holder who has acquired a preferred security at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the preferred security to the extent such interest expense exceeds the related interest income. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of a preferred security, including redemptions, a holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply. Any election of this nature may not be revoked without the IRS's consent.

Distribution of Debentures to Securityholders

        Under current law, a distribution by the Trust of the debentures as described under the caption "Description of the Preferred Securities—Liquidation Distribution Upon Termination" on page    will be non-taxable and will result in the securityholder's receiving directly his or her pro rata share of the debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such securityholder had in its preferred securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to federal income tax as a corporation, the distribution of debentures to securityholders by the Trust would be a taxable event to the Trust and it would recognize gain or loss as if it sold the debentures for their then fair market value. Each securityholder would also recognize gain or loss as if the securityholder had exchanged preferred securities for the fair market value of the debentures it received upon the liquidation of the Trust. A securityholder will include interest in respect of debentures received from the Trust in the manner described above under "—Interest Income and Original Issue Discount" and "—Market Discount."

Sales or Redemptions of Preferred Securities

        A holder of preferred securities that sells or redeems for cash preferred securities will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities. If the debentures are deemed to be issued with OID, the tax basis of a holder of preferred securities with respect to such securities generally will be such holder's initial purchase price, increased by OID previously accrued by the holder of preferred securities prior to the date of disposition and decreased by distributions or other payments received on the preferred securities that do not represent payments of principal on the debentures. Such gain or loss generally will be a capital gain or loss, except to the extent any amount realized is attributable to interest income, the tax on which will be dependent on the holding period of the preferred securities and other factors.

        Should we exercise our option to defer any payment of interest on the debentures, resulting in deferral of payments on the preferred securities, the preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. In the event of such a deferral, a holder of preferred securities who disposes of its preferred securities between record dates for payments of distributions thereon will be required to accrue interest income to the date of disposition as OID, but may not receive the cash related thereto. However, such holder of preferred securities will add such amount to its adjusted tax basis in the preferred securities. To the extent the selling price is less than the preferred securityholder's adjusted tax basis, such holder of preferred securities will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

        Congress and various Presidential administrations have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations depending on their terms. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be introduced which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after,                        , 2013. See "Description of the Debentures—Redemption" beginning on page     and "Description of the Preferred Securities—Redemption or Exchange—Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" beginning on page             .

Information Reporting

        Generally, interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099 INT, or, where applicable, Forms 1099 OID, which forms should be mailed to the holders by January 31 following each calendar year.

Backup Withholding

        Unless a holder of preferred securities complies with certain identification requirements, "backup" withholding tax may apply to payments made on, and proceeds from the sale of, preferred securities. Any withheld amounts will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the IRS on a timely basis.

Non-U.S. Holders

        Because, in the opinion of our tax counsel, the debentures will be classified as indebtedness, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on the preferred securities to a non-U.S. Holder under the "Portfolio Interest Exemption," provided that:

  •
  The Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  The Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

  •
  The Non-U.S. Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or, if the preferred securities are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W-81MY along with copies of Form W8BEN from the Non-U.S. Holders).

        If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the preferred securities (including payments in respect of OID, if any, on the preferred securities) made to a Non-U.S. Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the preferred securities is not subject to withholding tax because it is effectively connected with that holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the preferred securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a United States Holder. To qualify for this exemption from withholding, the Non-U.S. Holder must provide us with a W-8ECI. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

        If contrary to the opinion of our tax counsel, debentures held by the Trust were recharacterized as equity, payments on the debentures would generally be subject to U.S. withholding tax imposed at a rate of 30 percent or such lower rate as might be provided for by an applicable income tax treaty unless the payments are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, in which case the preceding paragraph would apply to such payments.

        A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. If, however, a Non-U.S. Holder holds the preferred securities in connection with a trade or business conducted in the United States or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

        In general, backup withholding and information reporting will not apply to a distribution on preferred securities to a Non-U.S. Holder, or to proceeds from the disposition of preferred securities by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if preferred securities are not held through a qualified intermediary, the amount of payments made on the preferred securities, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

        The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws to the extent that the tax consequences are not addressed above, such as the particular personal tax consequences which may vary for investors in different tax situations.

 ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") applies or other arrangement that is subject to Title I of ERISA (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

        Section 406 of ERISA and Section 4975 of the Code, prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies, from engaging in transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to such Plans, unless an exemption applies. We and/or any of our affiliates may be considered a party in interest or disqualified person with respect to a plan to the extent we or any of our affiliates are engaged in providing services to such Plans. A violation of those "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such parties in interest and disqualified persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, ("non-ERISA arrangements") but these plans may be subject to other laws not described herein that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code or laws which otherwise seek to apply to the preferred securities or the Trust as a result of such a plan investing in the preferred securities ("Similar Laws").

        Under a regulation, 29 CFR 2510.3-101 (the "plan assets regulation"), issued by the United States Department of Labor and modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if a Plan makes an "equity" investment in the Trust and no exception were applicable under the plan assets regulation. An "equity interest" is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the Trust.

        Under an exception contained in the plan assets regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if the preferred securities issued by the Trust are "publicly offered securities"—that is, they are widely held (i.e., owned by more than 100 investors independent of the Trust and of each other), freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended, or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then timely registered under the Exchange Act of 1934, as amended.

        Although no assurance can be given in this regard, we expect that the preferred securities will meet the criteria of "publicly offered securities" described above. The underwriters of the preferred securities expect that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering and that the preferred securities will be freely transferable. The preferred securities will be sold as part of an offering under an effective registration statement under the Securities Act of 1933, as amended, and then will be timely registered under the Exchange Act of 1934, as amended.

        All of the common securities will be purchased and held by us. Even if the assets of the Trust are not deemed to be "plan assets" of plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if we and/or any affiliate were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, the sale of the preferred securities by the Trust to a Plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption.

        The United States Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities. Those class exemptions are:

  •
  PTCE 96-23, for specified transactions determined by in-house asset managers;

  •
  PTCE 95-60, for specified transactions involving insurance company general accounts;

  •
  PTCE 91-38, for specified transactions involving bank collective investment funds;

  •
  PTCE 90-1, for specified transactions involving insurance company pooled separate accounts; and

  •
  PTCE 84-14, as amended, for specified transactions determined by independent qualified professional asset managers.

        It should be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan subject to ERISA and/or Section 4975 of the Code, or because they are related to a service provider. Generally, this exemption would be applicable if the party to the transaction with the plan is a party in interest or a disqualified person to the plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any fiduciary relying on this statutory exemption and purchasing securities on behalf of a plan will be deemed to have made a determination that (x) the plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither First Busey nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the plan which the fiduciary is using to purchase notes, both of which are necessary preconditions to utilizing this new exemption. Any person proposing to acquire any securities on behalf of a plan should consult with counsel regarding the application of this exemption.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the preferred securities on behalf of or with "plan assets" of any Plan or non-ERISA arrangement consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

        Any acquiror or holder of the preferred securities or any interest in the preferred securities will be deemed to have represented by its acquisition and holding that either:

  •
  it is not a Plan or non-ERISA arrangement subject to ERISA, Section 4975 of the Code or any Similar Laws, nor is it a plan asset entity, and it is not acquiring such securities on behalf of or with "plan assets" of any such Plan or non-ERISA arrangement; or

  •
  its acquisition and holding of preferred securities qualifies (based on advice of counsel) for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption with respect to such acquisition or holding.

        Acquirors and holders of preferred securities have the exclusive responsibility for ensuring that their acquisition and holding of the preferred securities comply with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or any applicable Similar Law).

 UNDERWRITING

        Howe Barnes Hoefer & Arnett, Inc. is acting as representative of the underwriters listed below. Subject to the terms and conditions set forth in the underwriting agreement among us, the Trust and the underwriters, the underwriters have severally agreed to purchase from the Trust an aggregate of 3,000,000 preferred securities, in the amounts listed below.

Underwriters	Number of Preferred Securities
Howe Barnes Hoefer & Arnett, Inc.

Total	3,000,000

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The Trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 450,000 additional preferred securities. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion as allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

        The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the Trust, as shown in the table below, do not reflect various expenses of the offering, including registration and NASDAQ listing fees, trustees' fees, accounting fees and related expenses, fees and expenses of our legal counsel and printing expenses, which are estimated to be $                and payable by us.

	Per Preferred Security	Total	Total with Exercise of Over-Allotment Option
Public offering price	$10.00	$30,000,000.00	$34,500,000.00
Proceeds, before expenses, to the Trust	10.00	30,000,000.00	34,500,000.00
Underwriting commission

Proceeds, before expenses, to us

        We will pay a reduced underwriting commission in an amount equal to $        per preferred security on up to $10 million of preferred securities purchased by our directors and officers in this offering.

        The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth above, and to certain securities dealers, who may include the underwriters, at this price, less a concession not in excess of $                per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $                per preferred security to certain brokers and dealers.

        The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities. After the preferred securities are released for sale to the public, the underwriters may, from time to time, change the offering price and other selling terms.

        We and the Trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to reimburse the several underwriters for certain out-of-pocket expenses, including reasonable legal fees and expenses.

        We have applied to designate the preferred securities for inclusion on NASDAQ Global Select Market under the symbol "BUSEP." Even if approved for such designation, neither we nor the underwriters can assure you as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives of the underwriters will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

        In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

  •
  the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

  •
  the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

  •
  the underwriters may stabilize or maintain the price of the preferred securities by bidding;

  •
  the underwriters may engage in passive market making transactions; and

  •
  the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        Because the Financial Industry Regulatory Authority (FINRA) may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the FINRA Conduct Rules.

LEGAL MATTERS

        Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of the Trust have been passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the Trust. The validity of the debentures and the guarantee and matters relating to federal income tax considerations have been passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler LLP, Chicago, Illinois. Barack Ferrazzano Kirschbaum & Nagelberg LLP and Chapman and Cutler LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

EXPERTS

        Our consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included in our Annual Report. In addition, the consolidated financial statements of Main Street Trust, Inc., incorporated in this prospectus by reference from its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, have been audited by McGladrey & Pullen as set forth in their report included in Main Street Trust's Annual Report. These consolidated financial statements are incorporated by reference in this prospectus in reliance upon reports given on the authority of McGladrey & Pullen as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed by us and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the preferred securities, the debentures and the guarantee. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to First Busey and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

        We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings, including the registration statement described above, are available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also inspect and obtain copies of these materials at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with the Securities and Exchange Commission are also available on our web site at www.busey.com.

        The Trust is not currently subject to the information reporting requirements of the Exchange Act of 1934, as amended, and, although the Trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the Trust will be required to file separate reports under the Exchange Act of 1934, as amended.

        Each holder of the preferred securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus the information in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to other documents that we filed separately with the Securities and Exchange Commission. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the Securities and Exchange Commission will automatically update this prospectus. We incorporate by reference the documents listed below, all of which are filed under Securities and Exchange Commission File No. 0-15950:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008;

  •
  our proxy statement in connection with our 2008 annual meeting of stockholders filed with the Securities and Exchange Commission on April 17, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 8, 2008; and

  •
  our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 22, February 4 and July 1, 2008 and on Form 8-K/A filed with the Securities and Exchange Commission on October 17, 2007.

        We also incorporate by reference any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

        We also incorporate by reference the audited consolidated statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2006 and 2005 of Main Street Trust, Inc., as filed under Item 8 in Main Street Trust's Annual Report on Form 10-K for the year ended December 31, 2006, which is filed under Securities and Exchange Commission File No. 0-30031.

        All of these filings are available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. You may request, orally or in writing, and we will provide, a copy of these filings at no cost by contacting Barbara J. Harrington, at the following address and phone number:

First Busey Corporation 201 West Main Street Urbana, Illinois 61801 (217) 365-4516

3,000,000 Preferred Securities

First Busey Statutory Trust V

                % Cumulative Trust Preferred Securities

Liquidation Amount $10.00 Per
Preferred Security

Fully, irrevocably and unconditionally
guaranteed, on a subordinated basis, as
described in this prospectus, by

FIRST BUSEY CORPORATION

Prospectus

Howe Barnes Hoefer & Arnett
                                    , 2008

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by First Busey Corporation. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the FINRA filing and NASDAQ listing fees:

SEC registration fee	$
FINRA filing fee
NASDAQ listing fee
Trustees' fees
Printing and mailing expenses
Fees and expenses of counsel
Accounting and related expenses
Blue Sky fees and expenses
Miscellaneous
Total	$

Item 15.    Indemnification of Directors and Officers.

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated (the "Nevada RSA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

        Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 of the Nevada RSA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense.

        Section 78.751 of the Nevada RSA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada RSA empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

        Article Tenth of First Busey Corporation's Restated Articles of Incorporation, as amended, provides that no director or officer of the Corporation shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of distributions in violation of Section 78.300 of the Nevada RSA.

        First Busey Corporation's Bylaws, as amended and restated (the "Bylaws"), provide that the Corporation shall have the power to indemnify and hold harmless any current or former director, officer, agent or employee of the Company to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Consistent with the power conferred to corporations under Section 78.751 of the Nevada RSA, the Bylaws further provide that Board of Directors of the Corporation may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

        The Amended and Restated Trust Agreement will provide for indemnification of the indenture trustee and each of the administrative trustees by First Busey Corporation against any loss, damage,

claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee, except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, First Busey Corporation agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

Item 16.    Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
4.1	Form of Indenture.
4.2	Form of Subordinated Debenture (included as Exhibit A to Exhibit 4.1).
4.3	Certificate of Trust.
4.4	Trust Agreement.
4.5	Form of Amended and Restated Trust Agreement.
4.6	Form of Preferred Securities Certificate (included as Exhibit D to Exhibit 4.5).
4.7	Form of Preferred Securities Guarantee Agreement.
4.8	Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.5).
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
5.2	Opinion of Richards, Layton & Finger, P.A.
8.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, as to certain tax matters.
12.1	Calculation of ratios of earnings to fixed charges.
23.1	Consent of McGladrey & Pullen, LLP.
23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in opinion filed as Exhibit 5.1).
23.3	Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).
24.1	Powers of Attorney (included as part of signature pages).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.
25.3	Form T- 1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.

*
To be filed by amendment

Item 17.    Undertakings.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of First Busey Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the First Busey Statutory Trust V certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, on September 19, 2008.

FIRST BUSEY STATUTORY TRUST V
By:	FIRST BUSEY CORPORATION, as Depositor
By:	/s/ VAN A. DUKEMAN Van A. Dukeman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, First Busey Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, on September 19, 2008.

FIRST BUSEY CORPORATION
By:	/s/ BARBARA J. HARRINGTON Barbara J. Harrington Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby designates and appoints Van A. Dukeman and Barbara J. Harrington, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities at First Busey Corporation indicated on September 19, 2008.

Name	Title

/s/ DOUGLAS C. MILLS Douglas C. Mills	Chairman of the Board
/s/ JOSEPH M. AMBROSE Joseph M. Ambrose	Director
/s/ DAVID J. DOWNEY David J. Downey	Director
/s/ VAN A. DUKEMAN Van A. Dukeman	Director, President and Chief Executive Officer
/s/ DAVID L. IKENBERRY David L. Ikenberry	Director
/s/ E. PHILLIPS KNOX E. Phillips Knox	Director
/s/ V.B. LEISTER, JR. V.B. Leister, Jr.	Director
/s/ GREGORY B. LYKINS Gregory B. Lykins	Director
/s/ AUGUST C. MEYER, JR. August C. Meyer, Jr.	Director
/s/ GEORGE T. SHAPLAND George T. Shapland	Director

 EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
4.1	Form of Indenture.
4.2	Form of Subordinated Debenture (included as Exhibit A to Exhibit 4.1).
4.3	Certificate of Trust.
4.4	Trust Agreement.
4.5	Form of Amended and Restated Trust Agreement.
4.6	Form of Preferred Securities Certificate (included as Exhibit D to Exhibit 4.5).
4.7	Form of Preferred Securities Guarantee Agreement.
4.8	Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.5).
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
5.2	Opinion of Richards, Layton & Finger, P.A.
8.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, as to certain tax matters.
12.1	Calculation of ratios of earnings to fixed charges.
23.1	Consent of McGladrey & Pullen, LLP.
23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in opinion filed as Exhibit 5.1).
23.3	Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).
24.1	Powers of Attorney (included as part of signature pages).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.
25.3	Form T- 1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.

*
To be filed by amendment

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TABLE OF CONTENTS
SUMMARY
First Busey Corporation
Busey Bank and Busey Bank, N.A.
Operating Strategy
First Busey Statutory Trust V
The Offering
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
Risks Related to an Investment in the Preferred Securities
Risks Related to an Investment in First Busey Corporation
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
REGULATORY CONSIDERATIONS
ACCOUNTING AND REGULATORY CAPITAL TREATMENT
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX